Exhibit 10.1
KINERGY MARKETING LLC
400 Capitol Mall, Suite 2060
Sacramento, California 95814

September 22, 2010

Wells Fargo Capital Finance, LLC,
  as Agent for and on behalf of the
  Lenders as referred to below
245 S. Los Robles Avenue, 7th Floor
Pasadena, California 91101-3638

Re:	Amendment No. 3 to Loan and Security Agreement

Ladies and Gentlemen:

Wells Fargo Capital Finance, LLC, successor by merger to Wachovia Capital Finance Corporation (Western) (“Wells Fargo”), in its capacity as agent (“Agent”) for the Lenders from time to time party to the Loan Agreement referred to below, the Lenders and Kinergy Marketing LLC, an Oregon limited liability company (“Borrower”), have entered into certain financing arrangements pursuant to the Loan and Security Agreement, dated as of July 28, 2008, by and among Agent, Lenders and Borrower, as amended by the Letter re: Amendment and Forbearance Agreement, dated February 13, 2009, the Amendment No. 1 to Letter re: Amendment and Forbearance Agreement, dated as of February 26, 2009, the Amendment No. 2 to Letter re: Amendment and Forbearance Agreement, dated as of March 27, 2009, the Letter re: Amendment and Waiver Agreement, dated May 17, 2009, the Letter re: Amendment No. 2 to Loan and Security Agreement, Consent and Waiver, dated November 5, 2009, and this Letter re: Amendment No. 3 to Loan and Security Agreement (this “Amendment No. 3”) (as the same may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced the “Loan Agreement”), and the other agreements, documents and instruments referred to therein or at any time executed and/or delivered in connection therewith or related thereto (all of the foregoing, together with the Loan Agreement, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, being collectively referred to herein as the “Financing Agreements”).  Wells Fargo is currently both the Agent and the sole Lender under the Loan Agreement and is hereinafter referred to in this Amendment No. 3 in both such capacities, as “Wells Fargo”.

Borrower and Pacific Ethanol, Inc., a Delaware corporation, as Guarantor (“Parent”) have requested that Wells Fargo make certain amendments to the Loan Agreement and other Financing Agreements as set forth herein, which Wells Fargo is willing to do subject to the terms and conditions set forth in this Amendment No. 3.

In consideration of the foregoing, the mutual agreements and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.           Interpretation.  All capitalized terms used in this Amendment No. 3 shall have the meanings assigned thereto in the Loan Agreement and the other Financing Agreements, unless otherwise defined herein.

2.           Amendments to Loan Agreement.

(a)           Additional Definition.  As used herein, the following term shall have the meaning given to it below, and the Loan Agreement and the other Financing Agreements are hereby amended to include, in addition and not in limitation, the following definition:

“Amendment No. 3 to Loan Agreement” shall mean the Letter re: Amendment No. 3 to Loan and Security Agreement, dated September 22, 2010, by and among Borrower, Parent, Agent and the Lenders, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

(b)           Maximum Credit.  The definition of “Maximum Credit” in Section 1.76 of the Loan Agreement is hereby amended and restated in its entirety as follows:

“1.76   “Maximum Credit” shall mean the amount of $12,500,000 (subject to increase as provided in Section 7 of the Forbearance Agreement).”

(c)           Maturity Date.  Section 13.1(a) of the Loan Agreement is hereby amended and restated in its entirety as follows:

“(a)           This Agreement and the other Financing Agreements shall become effective as of the date set forth on the first page hereof and shall continue in full force and effect until December 31, 2010 (the “Maturity Date”), unless sooner terminated pursuant to the terms hereof.  Borrower may terminate this Agreement at any time upon ten (10) days prior written notice to Agent (which notice shall be irrevocable) and Agent may, at its option, and shall at the direction of Required Lenders, terminate this Agreement at any time on or after an Event of Default has occurred and is continuing.  Upon the Maturity Date or any other effective date of termination of the Financing Agreements, Borrower shall pay to Agent all outstanding and unpaid Obligations and shall furnish cash collateral to Agent (or at Agent’s option, a letter of credit issued for the account of Borrower and at Borrower’s expense, in form and substance satisfactory to Agent, by an issuer acceptable to Agent and payable to Agent as beneficiary) in such amounts as Agent determines are reasonably necessary to secure Agent, Lenders and Issuing Bank from loss, cost, damage or expense, including attorneys’ fees and expenses, in connection with any contingent Obligations, including issued and outstanding Letter of Credit Obligations and checks or other payments provisionally credited to the Obligations and/or as to which Agent or any Lender has not yet received final and indefeasible payment and any continuing obligations of Agent or any Lender pursuant to any Deposit Account Control Agreement and for any of the Obligations arising under or in connection with any Bank Products in such amounts as the Bank Product Provider providing such Bank Products may require (unless such Obligations arising under or in connection with any Bank Products are paid in full in cash and terminated in a manner satisfactory to such Bank Product Provider).  The amount of such cash collateral (or letter of credit, as Agent may determine) as to any Letter of Credit Obligations shall be in the amount equal to one hundred five (105%) percent of the amount of the Letter of Credit Obligations plus the amount of any fees and expenses payable in connection therewith through the end of the latest expiration date of the Letters of Credit giving rise to such Letter of Credit Obligations.  Such payments in respect of the Obligations and cash collateral shall be remitted by wire transfer in Federal funds to the Agent Payment Account or such other bank account of Agent, as Agent may, in its discretion, designate in writing to Borrower for such purpose.  Interest shall be due until and including the next Business Day, if the amounts so paid by Borrower to the Agent Payment Account or other bank account designated by Agent are received in such bank account later than 12:00 noon, Los Angeles, California time.”

3.           Representations, Warranties and Covenants.  Borrower and Parent hereby represent, warrant and covenant to Wells Fargo the following (which shall survive the execution and delivery of this Amendment No. 3), the truth and accuracy of which are a continuing condition of the making of Loans to Borrower:

(a)           this Amendment No. 3 and each other agreement or instrument to be executed and/or delivered in connection herewith (collectively, together with this Amendment No. 3, the “Amendment Documents”) have been duly authorized, executed and delivered by all necessary action on the part of Borrower and Parent and, if necessary, their respective stockholders and/or members, as the case may be, and the agreements and obligations of Borrower and Parent contained herein and therein constitute the legal, valid and binding obligations of Borrower and Parent, enforceable against them in accordance with their terms, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought;

(b)           the execution, delivery and performance of the Amendment Documents (a) are all within Borrower’s and Guarantor’s corporate or limited liability company powers (as applicable), (b) are not in contravention of law or the terms of Borrower’s or Guarantor’s certificate or articles of organization or formation, operating agreement, by-laws or other organizational documentation, or any indenture, agreement or undertaking to which Borrower or Guarantor is a party or by which Borrower, Guarantor or its or their property is bound and (c) shall not result in the creation or imposition of any lien, claim, charge or encumbrance upon any of the Collateral, except in favor of Wells Fargo pursuant to the Loan Agreement and the Financing Agreements as amended hereby;

(c)           all of the representations and warranties set forth in the Loan Agreement and the other Financing Agreements, each as amended hereby, are true and correct in all material respects on and as of the date hereof, as if made on the date hereof, except to the extent any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct as of such date;

(d)           after giving effect to this Amendment No. 3, no Default or Event of Default exists as of the date of this Amendment No. 3; and

(e)           no action of, or filing with, or consent of any governmental or public body or authority, including, without limitation, any filing with the U.S. Patent and Trademark Office, and no approval or consent of any other party, is required to authorize, or is otherwise required in connection with, the execution, delivery and performance of this Amendment No. 3.

4.           Conditions Precedent.  This Amendment No. 3 shall not become effective unless all of the following conditions precedent have been satisfied in full, as determined by Wells Fargo:

(i)           the receipt by Wells Fargo of an original (or faxed or electronic copy) of this Amendment No. 3, duly authorized, executed and delivered by Borrower and Parent; and

(ii)          immediately prior, and immediately after giving affect to the amendments and agreements set forth herein, there shall exist no Event of Default or event or condition which, with the giving of notice, passage of time, or both, would constitute an Event of Default.

5.           Effect of this Amendment No. 3.  Except as modified pursuant hereto, no other changes or modifications to the Loan Agreement and the other Financing Agreements are intended or implied and in all other respects the Loan Agreement and the other Financing Agreements are hereby specifically ratified, restated and confirmed by all parties hereto as of the effective date hereof.  To the extent of any conflict between the terms of this Amendment No. 3 and the Loan Agreement or any of the other Financing Agreements, the terms of this Amendment No. 3 shall control.  The Loan Agreement and this Amendment No. 3 shall be read and construed as one agreement.

6.           Further Assurances.  At Wells Fargo’s request, Borrower and Parent shall execute and deliver such additional documents and take such additional actions as Wells Fargo requests to effectuate the provisions and purposes of this Amendment No. 3 and to protect and/or maintain perfection of Wells Fargo’s security interests in and liens upon the Collateral.

7.           Governing Law.  The validity, interpretation and enforcement of this Amendment No. 3 in any dispute arising out of the relationship between the parties hereto, whether in contract, tort, equity or otherwise shall be governed by the internal laws of the State of California (without giving effect to principles of conflicts of law).

8.           Binding Effect.  This Amendment No. 3 shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns

9.           Counterparts.  This Amendment No. 3 may be executed in any number of counterparts, but all of such counterparts shall together constitute but one and the same agreement.  In making proof of this Amendment No. 3, it shall not be necessary to produce or account for more than one counterpart thereof signed by each of the parties hereto.  Delivery of an executed counterpart of this Amendment No. 3 by telecopier shall have the same force and effect as delivery of an original executed counterpart of this Amendment No. 3.  Any party delivering an executed counterpart of this Amendment No. 3 by telecopier also shall deliver an original executed counterpart of this Amendment No. 3, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Amendment No. 3 as to such party or any other party.

[SIGNATURE PAGE FOLLOWS]

Very truly yours,

KINERGY MARKETING LLC, as Borrower By: /s/ BRYON T. MCGREGOR Name: Bryon T. McGregor Title: Chief Financial Officer

PACIFIC ETHANOL, INC, as Parent By: /s/ BRYON T. MCGREGOR Name: Bryon T. McGregor Title: Chief Financial Officer

AGREED TO:

WELLS FARGO CAPITAL FINANCE, LLC, successor by merger to Wachovia Capital Finance Corporation (Western), as Agent and sole Lender By: /s/ CARLOS VALLES Name: Carlos Valles Title: Vice President

[Signature Page to Amendment No 3 to Loan and Security Agreement]